Exhibit 99.1

FOR IMMEDIATE RELEASE

O’REILLY AUTOMOTIVE, INC. REPORTS SECOND QUARTER 2013 RESULTS

•	37% increase in second quarter diluted earnings per share to $1.58
•	Second quarter comparable store sales increase of 6.5%
•	Operating margin for the second quarter increases 170 bps to 17.3%

Springfield, MO, July 24, 2013 – O’Reilly Automotive, Inc. (the “Company” or “O’Reilly”) (Nasdaq: ORLY), a leading retailer in the automotive aftermarket industry, today announced  record revenues and earnings for its second quarter ended June  30, 2013.

2nd Quarter Financial Results

Sales for the second quarter ended June  30, 2013, increased $152 million, or 10%, to $1.71 billion from $1.56 billion for the same period one year ago.  Gross profit for the second quarter increased to $872 million (or 50.8% of sales) from $780 million (or 49.9% of sales) for the same period one year ago, representing an increase of 12%.  Selling, general and administrative expenses (“SG&A”) for the second quarter increased to $576 million (or 33.6% of sales) from $536 million (or 34.3% of sales) for the same period one year ago, representing an increase of 7%. Operating income for the second quarter increased to $296 million (or 17.3% of sales) from $244 million (or 15.6% of sales) for the same period one year ago, representing an increase of 22%.

Net income for the second quarter ended June  30, 2013, increased $31 million, or 21%, to $177 million (or 10.3% of sales) from $146 million (or 9.3% of sales) for the same period one year ago.  Diluted earnings per common share for the second quarter increased 37% to $1.58 on 112 million shares versus $1.15 for the same period one year ago on 127 million shares.

“We are very pleased to again report another record breaking quarter highlighted by a 37% increase in diluted earnings per share to $1.58, representing our 18th consecutive quarter of 15% or greater adjusted diluted earnings per share growth,” commented Greg Henslee, President and CEO.  “We generated an impressive 6.5% increase in comparable store sales, which exceeded the top end of our quarterly guidance range of 4% to 6%.  Our unwavering commitment to providing consistent, excellent customer service drove outstanding sales results across all of our markets.  We achieved a record quarterly gross margin of 50.8%, primarily driven by improvements in acquisition costs, product mix and pricing management.  Our relentless focus on expense control, along with our strong gross margin results, generated a record quarterly operating margin of 17.3%, which was a 170 basis point improvement over the prior year.  We continue to believe in the strength of the long-term demand drivers in our industry, and we are establishing our third quarter comparable store sales guidance at 4% to 6% and reiterating our full-year comparable store sales guidance of 3% to 5%.  I would like to take this opportunity to thank each of our 60,000 Team Members for their hard work and commitment to O’Reilly’s continued success.”

Year-to-Date Financial Results

Sales for the first six months of 2013 increased $208 million, or 7%, to $3.30 billion from $3.09 billion for the same period one year ago.  Gross profit for the first six months of 2013 increased to $1.67 billion (or 50.6% of sales) from $1.54 billion (or 49.9% of sales) for the same period one year ago, representing an increase of 8%.  SG&A for the first six months of 2013 increased to $1.12 billion (or 34.0% of sales) from $1.05 billion (or 34.0% of sales) for the same period one year ago, representing an increase of 7%.  Operating income for the first six months of 2013 increased to $547 million

(or 16.6% of sales) from $491 million (or 15.9% of sales) for the same period one year ago, representing an increase of 11%.

Net income for the first six months of 2013 increased $38 million, or 13%, to $331 million (or 10.0% of sales) from $294 million (or 9.5% of sales) for the same period one year ago.  Diluted earnings per common share for the first six months of 2013 increased 28% to $2.94 on 113 million shares versus $2.29 for the same period one year ago on 128 million shares.

Mr. Henslee continued, “We are on track to meet our goal of 190 net, new stores in 2013 with the opening of 111 net, new stores across 30 states in the first half of the year.  In June, we issued $300 million of ten-year senior notes, representing another measured step to reaching our targeted leverage range of 2.00 to 2.25 times adjusted debt to adjusted EBITDAR, and we remain very focused on maintaining or improving our investment grade credit ratings.”

Share Repurchase Program

As previously announced, on May 29, 2013, the Company’s Board of Directors approved a resolution to increase the authorization under the Company’s share repurchase program by an additional $500 million, raising the cumulative authorization under the share repurchase program to $3.5 billion.  During the second quarter ended June  30, 2013,  the Company repurchased 2.5 million shares of its common stock at an average price per share of $107.61 for a total investment of $274 million.  During the six months ended June 30, 2013, the Company repurchased 5.0 million shares of its common stock at an average price per share of $100.10 for a total investment of $502 million.  Subsequent to the end of the second quarter and through the date of this release, the Company repurchased an additional 0.5 million shares of its common stock at an average price per share of $113.66 for a total investment of $56 million.  The Company has repurchased a total of 37.6 million shares of its common stock under its share repurchase program since the inception of the program in January of 2011 and through the date of this release, at an average price of $79.27, for a total aggregate investment of $2.98 billion.  As of the date of this release, the Company had approximately $521 million remaining under its current share repurchase authorizations.

2nd Quarter and Year-to-Date Comparable Store Sales Results

Comparable store sales are calculated based on the change in sales for stores open at least one year and exclude sales of specialty machinery, sales to independent parts stores, sales to Team Members and sales from the acquired VIP stores, due to the significant change in the business model and lack of historical data.  Comparable store sales increased 6.5% for the second quarter ended June  30, 2013, versus 2.5% for the same period one year ago.  Comparable store sales increased 3.6% for the first six months of 2013, versus 4.9% for the same period one year ago.

3rd Quarter and Updated Full-Year 2013 Guidance

The table below outlines the Company’s guidance for selected third quarter and updated full-year 2013 financial data:

	For the Three Months Ending	For the Year Ending
	September 30, 2013	December 31, 2013
Comparable store sales	4% to 6%	3% to 5%
Total revenue		$6.6 billion to $6.7 billion
Gross profit as a percentage of sales		50.3% to 50.7%
Operating profit as a percentage of sales		16.0% to 16.4%
Diluted earnings per share (1)	$1.60 to $1.64	$5.79 to $5.89
Capital expenditures		$385 million to $415 million
Free cash flow (2)		$450 million to $500 million

(1)	Weighted-average shares outstanding, assuming dilution, used in the denominator of this calculation, includes share repurchases made by the Company through the date of this release.
(2)	Calculated as net cash flows provided by operating activities less capital expenditures for the period.

Non-GAAP Information

This release contains certain financial information not derived in accordance with United States generally accepted accounting principles (“GAAP”).  These items include adjusted net income, rent-adjusted debt to adjusted earnings before interest, taxes, depreciation, amortization, share-based compensation and rent (“EBITDAR”) and free cash flow.  The Company does not, nor does it suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information.  The Company believes that the presentation of financial results and estimates excluding the impact of the former CSK Auto Corporation (“CSK”) officer clawback, as well as the presentation of adjusted debt to adjusted EBITDAR and free cash flow provide meaningful supplemental information to both management and investors that is indicative of the Company’s core operations.  The Company excludes this item in judging its performance and believes this non-GAAP information is useful to investors as well.  The Company has included a reconciliation of this additional information to the most comparable GAAP measure in the selected financial information below.

Earnings Conference Call Information

The Company will host a conference call on Thursday, July 25, 2013, at 10:00 a.m. central time to discuss its results as well as future expectations.  Investors may listen to the conference call live on the Company’s website at www.oreillyauto.com by clicking on “Investor Relations” and then “News Room”.  Interested analysts are invited to join the call.  The dial-in number for the call is  (847)  585-4405; the conference call identification number is 35211264.  A replay of the call will be available on the Company’s website following the conference call.

About O’Reilly Automotive, Inc.

O’Reilly Automotive, Inc. is one of the largest specialty retailers of automotive aftermarket parts, tools, supplies, equipment and accessories in the United States, serving both the do-it-yourself and professional service provider markets.  Founded in 1957 by the O’Reilly family, the Company operated 4,087 stores in 42 states as of June  30, 2013.

Forward-Looking Statements

The Company claims the protection of the safe-harbor for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  You can identify these statements by forward-looking words such as “expect,” “believe,” “anticipate,” “should,” “plan,” “intend,” “estimate,” “project,” “will” or similar words.  In addition, statements contained within this press release that are not historical facts are forward-looking statements, such as statements discussing among other things, expected growth, store development, integration and expansion strategy, business strategies, future revenues and future performance.  These forward-looking statements are based on estimates, projections, beliefs and assumptions and are not guarantees of future events and results.  Such statements are subject to risks, uncertainties and assumptions, including, but not limited to, competition, product demand, the market for auto parts, the economy in general, inflation, consumer debt levels, governmental regulations, the Company’s increased debt levels, credit ratings on public debt, the Company’s ability to hire and retain qualified employees, risks associated with the performance of acquired businesses, weather, terrorist activities, war and the threat of war.  Actual results may materially differ from anticipated results described or implied in these forward-looking statements.  Please refer to the “Risk Factors” section of the annual report on Form 10-K for the year ended December 31, 2012, for additional factors that could materially affect the Company’s financial performance.  Forward-looking statements speak only as of the date they were made and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

For further information contact:	Investor & Media Contact
Mark Merz (417) 829-5878

O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	June 30, 2013	June 30, 2012	December 31, 2012
	(Unaudited)	(Unaudited)	(Note)
Assets
Current assets:
Cash and cash equivalents	$365,930	$367,717	$248,128
Accounts receivable, net	175,877	151,936	122,989
Amounts receivable from vendors	82,235	61,709	58,185
Inventory	2,345,377	2,145,339	2,276,331
Other current assets	35,738	37,291	27,315
Total current assets	3,005,157	2,763,992	2,732,948

Property and equipment, at cost	3,431,756	3,166,389	3,269,570
Less: accumulated depreciation and amortization	1,129,485	1,013,604	1,057,980
Net property and equipment	2,302,271	2,152,785	2,211,590

Notes receivable, less current portion	16,295	7,404	5,347
Goodwill	758,537	744,131	758,410
Other assets, net	41,386	41,780	40,892
Total assets	$6,123,646	$5,710,092	$5,749,187

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$2,058,859	$1,699,817	$1,929,112
Self-insurance reserves	56,726	55,895	54,190
Accrued payroll	60,687	56,191	60,120
Accrued benefits and withholdings	41,273	41,332	42,417
Deferred income taxes	12,082	1,516	19,472
Income taxes payable	11,075	-	5,932
Other current liabilities	189,527	157,625	161,400
Current portion of long-term debt	69	522	222
Total current liabilities	2,430,298	2,012,898	2,272,865

Long-term debt, less current portion	1,395,922	796,884	1,095,734
Deferred income taxes	86,854	93,713	79,544
Other liabilities	204,429	193,945	192,737

Shareholders’ equity:
Common stock, $0.01 par value:
Authorized shares – 245,000,000
Issued and outstanding shares –
108,886,775 as of June 30, 2013,
122,014,308 as of June 30, 2012, and
112,963,413 as of December 31, 2012	1,089	1,220	1,130
Additional paid-in capital	1,102,900	1,122,014	1,083,910
Retained earnings	902,154	1,489,418	1,023,267
Total shareholders’ equity	2,006,143	2,612,652	2,108,307
Total liabilities and shareholders’ equity	$6,123,646	$5,710,092	$5,749,187

Note:  The balance sheet at December 31, 2012, has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Sales	$1,714,969	$1,562,849	$3,299,978	$3,092,241
Cost of goods sold, including warehouse and distribution expenses	843,094	782,988	1,629,440	1,550,700
Gross profit	871,875	779,861	1,670,538	1,541,541

Selling, general and administrative expenses	575,614	536,258	1,123,193	1,050,437
Operating income	296,261	243,603	547,345	491,104

Other income (expense):
Interest expense	(11,467)	(9,140)	(22,867)	(18,271)
Interest income	469	658	946	1,285
Other, net	864	(51)	1,332	744
Total other expense	(10,134)	(8,533)	(20,589)	(16,242)

Income before income taxes	286,127	235,070	526,756	474,862
Provision for income taxes	109,000	88,950	195,300	181,250
Net income	$177,127	$146,120	$331,456	$293,612

Earnings per share-basic:
Earnings per share	$1.61	$1.17	$2.99	$2.33
Weighted-average common shares outstanding – basic	110,278	124,870	110,914	125,920

Earnings per share-assuming dilution:
Earnings per share	$1.58	$1.15	$2.94	$2.29
Weighted-average common shares outstanding – assuming dilution	112,079	127,188	112,736	128,261

O'REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	For the Six Months Ended
	June 30,
	2013	2012
Operating activities:
Net income	$331,456	$293,612
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization of property, equipment and intangibles	89,682	88,230
Amortization of debt discount and issuance costs	1,000	837
Excess tax benefit from stock options exercised	(18,681)	(23,692)
Deferred income taxes	(80)	4,375
Share-based compensation programs	11,174	10,891
Other	3,117	4,075
Changes in operating assets and liabilities:
Accounts receivable	(56,681)	(20,802)
Inventory	(69,046)	(159,591)
Accounts payable	129,747	420,554
Income taxes payable	23,823	47,159
Other	(6,099)	25,810
Net cash provided by operating activities	439,412	691,458

Investing activities:
Purchases of property and equipment	(176,577)	(151,327)
Proceeds from sale of property and equipment	678	2,071
Payments received on notes receivable	2,166	2,100
Net cash used in investing activities	(173,733)	(147,156)

Financing activities:
Proceeds from the issuance of long-term debt	299,976	-
Payment of debt issuance costs	(1,879)	-
Principal payments on capital leases	(189)	(367)
Repurchases of common stock	(501,914)	(594,450)
Excess tax benefit from stock options exercised	18,681	23,692
Net proceeds from issuance of common stock	37,448	32,988
Net cash used in financing activities	(147,877)	(538,137)

Net increase in cash and cash equivalents	117,802	6,165
Cash and cash equivalents at beginning of period	248,128	361,552
Cash and cash equivalents at end of period	$365,930	$367,717

Supplemental disclosures of cash flow information:
Income taxes paid	$170,100	$125,575
Interest paid, net of capitalized interest	21,706	17,718

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

SELECTED FINANCIAL INFORMATION

(Unaudited)

		For the Twelve Months Ended
Adjusted Debt to Adjusted EBITDAR:		June 30,
(In thousands, except adjusted debt to adjusted EBITDAR ratio)		2013	2012
GAAP debt		$1,395,991	$797,406
Add:	Letters of credit	51,849	57,773
	Discount on senior notes	4,141	3,483
	Rent times six	1,495,794	1,413,048
Non-GAAP adjusted debt		$2,947,775	$2,271,710

GAAP net income		$623,590	$565,039
Add:	Former CSK officer clawback, net of tax	-	(1,741)
Non-GAAP adjusted net income		623,590	563,298
Add:	Interest expense	44,796	34,942
	Taxes, net of impact of former CSK officer clawback	369,825	341,383
	Depreciation and amortization	178,558	173,996
	Share-based compensation expense	22,309	20,937
	Rent expense	249,299	235,508
Adjusted EBITDAR		$1,488,377	$1,370,064

Adjusted debt to adjusted EBITDAR		1.98	1.66

	June 30,
	2013	2012
Selected Balance Sheet Ratios:
Inventory turnover (1)	1.4	1.5
Inventory turnover, net of payables (2)	9.7	4.8
Average inventory per store (in thousands) (3)	$574	$556
Accounts payable to inventory (4)	87.8%	79.2%
Return on equity (5)	29.5%	20.2%
Return on assets (6)	10.6%	10.1%

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Selected Financial Information (in thousands):
Capital expenditures	$103,093	$75,870	$176,577	$151,327
Free cash flow (7)	$109,975	$201,060	$262,835	$540,131
Depreciation and amortization	$45,503	$44,397	$89,682	$88,230
Interest expense	$11,467	$9,140	$22,867	$18,271
Lease and rental expense	$64,457	$60,065	$127,354	$118,924

Store and Team Member Information:
	For the Three Months Ended		For the Six Months Ended		For the Twelve Months Ended
	June 30,		June 30,		June 30,
	2013	2012	2013	2012	2013	2012
Beginning store count	4,041	3,809	3,976	3,740	3,859	3,657
New stores opened	47	50	113	123	175	207
Stores acquired	-	-	-	-	56	-
Stores closed	(1)	-	(2)	(4)	(3)	(5)
Ending store count	4,087	3,859	4,087	3,859	4,087	3,859

	For the Three Months Ended		For the Twelve Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Total employment	60,035	52,254
Square footage (in thousands)	29,435	27,421
Sales per weighted-average square foot (8)	$58.16	$56.82	$222.96	$223.45
Sales per weighted-average store (in thousands) (9)	$419	$404	$1,597	$1,586

(1)

Calculated as cost of goods sold for the last 12 months divided by average inventory.  Average inventory is calculated as the average of inventory for the trailing four quarters used in determining the denominator.

(2)

Calculated as cost of goods sold for the last 12 months divided by average net inventory.  Average net inventory is calculated as the average of inventory less accounts payable for the trailing four quarters used in determining the denominator.

(3)	Calculated as inventory divided by store count at the end of the reported period.
(4)	Calculated as accounts payable divided by inventory.
(5)

Calculated as the last 12 months adjusted net income, adjusted to exclude the benefit related to the former CSK officer clawback in the amount of $3 million ($2 million, net of tax), divided by average total shareholders' equity.  Average total shareholders' equity is calculated as the average of total shareholders' equity for the trailing four quarters used in determining the denominator.

(6)

Calculated as the last 12 months adjusted net income, adjusted for the item discussed in footnote (5), divided by average total assets.  Average total assets are calculated as the average total assets for the trailing four quarters used in determining the denominator.

(7)	Calculated as net cash provided by operating activities less capital expenditures for the period.
(8)	Calculated as sales less jobber sales, divided by weighted-average square foot. Weighted-average sales per square foot are weighted to consider the approximate dates of store openings or expansions.
(9)	Calculated as sales less jobber sales, divided by weighted-average stores. Weighted-average sales per store are weighted to consider the approximate dates of store openings or expansions.